Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports First Quarter 2007 Earnings
Highlights for the quarter ended March 31, 2007 are as follows:
•	Reported record Adjusted EBITDA of $32.5 million for the three months ended March 31, 2007, an increase of 24.3% compared to the same period in 2006.

•	Declared a first quarter 2007 distribution of $0.60 per unit on April 10, 2007, payable on May 15, 2007.
INDIANAPOLIS—(PR NEWSWIRE)—May 8, 2007—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended March 31, 2007 of $28.2 million compared to $3.8 million for the same period in 2006. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $32.7 million and $32.5 million, respectively, for the three months ended March 31, 2007 as compared to $13.5 million and $26.1 million, respectively, for the comparable period in 2006. Distributable Cash Flow for the three months ended March 31, 2007 was $28.4 million. (See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures, and reconciliations of such measures to the comparable GAAP measures.)
Financial results for the quarter ended March 31, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of Calumet Lubricants Co., Limited Partnership (the “Predecessor”) and its consolidated subsidiaries were contributed to the Partnership in connection with the initial public offering of 6,450,000 common units representing limited partnership interests in the Partnership that closed on January 31, 2006 (the “IPO”).
“We improved upon our performance in both our Specialty and Fuel Products segments in the first quarter of 2007 despite scheduled turnaround activities during the quarter,” said Bill Grube, Calumet’s President and CEO. “Our construction activities continue on the Shreveport capacity expansion project, which we expect to be completed in the third quarter of 2007, with production ramping up during the fourth quarter of 2007.”
Net income for the three months ended March 31, 2007 was $28.2 million as compared to $3.8 million for the same period in 2006. The Partnership’s performance for the first quarter of 2007 as compared to the first quarter of 2006 was positively impacted by improvements in both specialty and fuel products margins per barrel, partially offset by decreased sales volume of both specialty and fuel products. The decrease in sales volume was primarily due to scheduled turnaround activities at our Shreveport and Princeton refineries during the quarter, with no similar activities in 2006. Losses on derivative instruments which are not designated as hedges for accounting purposes decreased to $6.5 million during the first quarter of 2007 as compared to $20.8 million for the same period in 2006. This change is primarily due to the Company beginning to designate certain derivative instruments as hedges for accounting purposes at the beginning of the second quarter of 2006, thus significantly reducing income statement volatility as changes in market value are now recorded in accumulated other comprehensive income (loss) on the condensed consolidated balance sheets.

Specialty Products segment sales volume for the first quarter of 2007 was 23,022 barrels per day (bpd) as compared to 26,817 bpd for the same period in the prior year, a decrease of 3,795 bpd or 14.2%, primarily due to scheduled turnaround activities during the 2007 quarter.
Fuel Products segment sales volume for the first quarter of 2007 was 20,378 bpd as compared to 25,273 bpd in the same period for the prior year, a decrease of 4,895 bpd, or 19.4%, primarily due to scheduled turnaround activities during the 2007 quarter.
Gross profit by segment for the first quarter of 2007 for Specialty Products and Fuel Products was $40.8 million and $14.2 million, respectively, compared to $37.4 million and $13.9 million, respectively, for the same period in 2006.
As announced on April 10, 2007, the Partnership declared a quarterly cash distribution of $0.60 per unit for the three months ended March 31, 2007. The distribution will be paid on May 15, 2007 to unitholders of record as of the close of business on May 5, 2007.
As required, the Company adopted Financial Accounting Standards Board (FASB) Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities on January 1, 2007 (the “Position”) and began using the deferral method to account for turnaround costs. Under this method, actual costs of an overhaul are capitalized and amortized to cost of sales until the next overhaul date. Prior to the adoption of this standard, the Company accrued for such overhaul costs in advance of the turnarounds and recorded the change to cost of sales. As a result of the adoption of the Position, the Company has adjusted prior periods to account for turnaround costs as capitalized costs, recorded in other noncurrent assets on the condensed consolidated balance sheets, in lieu of accrued turnaround costs, a current liability. The cumulative effect of the adoption of the Position on prior periods was an increase to partners’ capital on the condensed consolidated balance sheets of $3.3 million as of January 1, 2005. The adoption had the impact of reducing cost of sales by $0.3 million for the three months ended March 31, 2006 as compared to the amount previously reported.

     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volumes due to changes in inventory.

	Three Months Ended
	March 31,
	2007	2006 (1)
Sales volume (bpd):
Specialty Products sales volume	23,022	26,817
Fuels Products sales volume	20,378	25,273

Total (2)	43,400	52,090

Total feedstock runs (bpd) (3)	45,420	52,370

Refinery production (bpd) (4) Specialty Products:
Lubricating oils	10,087	11,695
Solvents	5,198	4,346
Waxes	902	1,144
Fuels	2,138	2,508
Asphalt and other by-products	5,038	5,561

Total	23,363	25,254

Fuel Products (bpd):
Gasoline	7,836	10,002
Diesel	5,127	7,724
Jet fuel	7,160	7,308
By-products	1,187	297

Total	21,310	25,331

Total refinery production	44,673	50,585

(1)	Includes the period of January 1, 2006 through January 31, 2006 of the Predecessor.

(2)	Total sales volume includes sales from the production of the Partnership’s refineries and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at the Partnership’s refineries.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at the Partnership’s refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Internal Growth Projects at its Shreveport Refinery
As previously announced, the Partnership has commenced a major capital improvement project at its Shreveport refinery, which we still expect to be completed in the third quarter of 2007 with production ramping up during the fourth quarter of 2007, and should increase the refinery’s crude oil throughput capacity by approximately 40% over current levels, from approximately 42,000 bpd to approximately 57,000 bpd at the Shreveport refinery. We have now either acquired or contracted for the purchase of all key operating equipment for the expansion project and have spent a total of $100.5 million in capital expenditures related to the project as of March 31, 2007. We now estimate the total cost of the Shreveport refinery expansion project will be approximately $200.0 million, an increase of $50.0 million from our previous estimate. This increase in the estimated cost of the Shreveport expansion project is due to further escalation in construction costs and an enhancement in the project to allow the Shreveport refinery to run an estimated

25,000 bpd of sour crude in the future subsequent to the planned completion of another capital project to add capacity and modify certain operating units. We expect this planned project to lower our total per barrel feedstock costs.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, May 9, 2007, to discuss the financial and operational results for the first quarter of 2007. Anyone interested in listening to the presentation may call 800-573-4752 and enter passcode 75182620. For international callers, the dial-in number is 617-224-4324 and the passcode is 75182620.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 17994392. International callers can access the replay by calling 617-801-6888 and entering passcode 17994392. The replay will be available beginning Wednesday, May 9, 2007, at approximately 3:30 p.m. until Wednesday, May 23, 2007.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs and the resulting increases in production levels, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA, and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended
	March 31,
	2007	2006
		As adjusted (1)
	Unaudited	Unaudited
Sales	$351,113	$397,694
Cost of sales	296,079	346,445

Gross profit	55,034	51,249

Operating costs and expenses:
Selling, general and administrative	5,398	4,929
Transportation	13,569	13,907
Taxes other than income taxes	912	914
Other	180	115

Operating income	34,975	31,384

Other income (expense):
Interest expense	(1,015)	(3,976)
Interest income	991	194
Debt extinguishment costs	—	(2,967)
Realized loss on derivative instruments	(1,736)	(3,080)
Unrealized loss on derivative instruments	(4,777)	(17,715)
Other	(178)	5

Total other income (expense)	(6,715)	(27,539)

Net income before income taxes	28,260	3,845
Income tax expense	50	14

Net income	$28,210	$3,831

Allocation of net income:
Less: Net income applicable to Predecessor for the period through January 31, 2006	—	(4,408)

Net income (loss) applicable to Calumet	28,210	(577)
Minimum quarterly distribution to common unitholders,	(7,365)	(3,885)
General partner’s incentive distribution rights	(4,749)	—
General partner’s interest in net (income) loss	(297)	12
Common unitholders’ share of income in excess of minimum quarterly distribution	(5,516)	—

Limited partners’ interest in net income (loss)	$10,283	$(4,450)

Basic and diluted net income (loss) per limited partners’ unit:
Common	$0.79	$0.30

Subordinated	$0.79	$(0.34)

Weighted average limited partner common units outstanding — basic	16,366	12,950
Weighted average limited partner subordinated units outstanding — basic	13,066	13,066
Weighted average limited partner common units outstanding — dilutive	13,367	12,950
Weighted average limited partner subordinated units outstanding — dilutive	13,066	13,066

(1)	As a result of the adoption of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, the Company recorded an adjustment to reduce cost of sales by $299 for the three months ended March 31, 2006 and an increase in basic and diluted earnings per limited partner unit of $0.02 per unit for the three months ended March 31, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
		As adjusted (1)
	Unaudited
Assets
Current assets:
Cash	$63,268	$80,955
Accounts receivable, net	107,648	99,000
Inventories	107,706	110,985
Derivative assets	1,038	40,802
Prepaid expenses and other current assets	9,135	3,467

Total current assets	288,795	335,209
Property, plant and equipment, net	230,158	191,732
Other noncurrent assets, net	6,132	4,710

Total assets	$525,085	$531,651

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$102,310	$78,752
Other current liabilities	11,542	15,137
Current portion of long-term debt	500	500
Derivative liabilities	34,344	2,995

Total current liabilities	148,696	97,384
Long-term debt, less current portion	48,875	49,000

Total liabilities	$197,571	$146,384

Partner’s capital	342,568	333,016
Accumulated other comprehensive income (loss)	(15,054)	52,251

Total partners’ capital	327,514	385,267

Total liabilities and partners’ capital	$525,085	$531,651

(1)	As a result of the adoption of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, the Company recorded an adjustment as of January 1, 2005 to increase partners’ capital by $3.3 million.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
		As adjusted (1)
	Unaudited	Unaudited
Operating activities

Net income	$28,210	$3,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,573	2,673
Amortization of turnaround costs	968	694
Other noncash activities	6	133
Debt extinguishment costs	—	2,967
Changes in assets and liabilities:
Accounts receivable	(8,648)	1,400
Inventories	3,279	7,313
Prepaid expenses and other current assets	(5,668)	16,471
Derivative activity	3,808	18,694
Other noncurrent assets	(2,680)	4,063
Accounts payable	23,573	7,457
Other current liabilities	(3,595)	(5,581)

Net cash provided by operating activities	42,826	60,115

Investing activities
Additions to property, plant and equipment	(41,734)	(2,975)
Proceeds from disposal of property, plant and equipment	19	54

Net cash used in investing activities	(41,715)	(2,921)

Financing activities
Net payments on borrowings	(125)	(203,359)
Proceeds from initial public offering	—	138,743
Contribution from Calumet GP, LLC	—	375
Cash distribution to Calumet Holding, LLC	—	(3,257)
Change in bank overdraft	—	5,116
Distributions to Predecessor partners	—	(6,900)
Distributions to partners	(18,673)	—

Cash used in financing activities	(18,798)	(69,282)

Net decrease in cash	(17,687)	(12,088)
Cash at beginning of period	80,955	12,173

Cash at end of period	$63,268	$85

Supplemental disclosure of cash flow information
Interest paid	$1,988	$3,797

Income taxes paid	$32	$—

(1)	The adoption and retrospective application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a net change in cash provided by operating activities in the first quarter of 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended March 31,
	2007	2006 (1)
	Unaudited	Unaudited
Net income	$28,210	$3,831
Add:
Interest expense and debt extinguishment costs	1,015	6,943
Depreciation and amortization	3,474	2,673
Income tax expense	50	14

EBITDA	32,749	13,461

Add:
Unrealized loss from mark to market accounting for hedging activities	3,807	17,715
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(4,089)	(5,066)

Adjusted EBITDA	$32,467	$26,110

Less:
Adjusted EBITDA attributable to Predecessor	—	(4,494)
Maintenance capital expenditures (2)	(3,161)	(898)
Cash interest expense (3)	(883)	(2,311)
Income tax expense	(50)	(14)

Distributable Cash Flow	$28,373	$18,393

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the first quarter of 2006.

(2)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(3)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Three Months Ended
	March 31,
	2007	2006 (1)
	Unaudited
Adjusted EBITDA	$32,467	$26,110
Add:
Unrealized loss from mark to market accounting for derivative activities	(3,807)	(17,715)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	4,089	5,066

EBITDA	$32,749	$13,461

Add:
Interest expense and debt extinguishment costs, net	(901)	(6,943)
Income tax expense	(50)	(14)
Provision for doubtful accounts	—	127
Debt extinguishment costs	—	2,967
Changes in assets and liabilities:
Accounts receivable	(8,648)	1,400
Inventory	3,279	7,313
Prepaid expenses and other current assets	(5,668)	16,471
Derivative activity	3,808	18,694
Accounts payable	23,573	7,457
Accrued liabilities	(3,595)	(5,581)
Other, including changes in noncurrent assets	(1,721)	4,763

Net cash provided by operating activities	$42,826	$60,115

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the first quarter of 2006.